Exhibit 99.1

CORMEDIX INC. REPORTS Second QUARTER and six month 2020 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – August 10, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the second quarter and six months ended June 30, 2020 and provided an update on recent developments.

Recent Corporate and Regulatory Highlights:

●	Completed an underwritten public offering of common stock, which yielded gross proceeds of approximately $23.0 million, including the full exercise of the underwriters’ option, or greenshoe.

●	Completed the rolling submission and review of the New Drug Application for Defencath to the FDA for the prevention of catheter related blood stream infections, or CRBSIs, in patients undergoing hemodialysis via catheter. The submission is currently been assessed by FDA for completeness and acceptance for filing.

●	Continued to expand our efforts to prepare for the commercial launch of Defencath. This includes ongoing dialogue with payors and providers, ongoing market research, and involvement with key advocacy organizations focused on kidney care.

●	Cash and short-term investments, excluding restricted cash, at June 30, 2020 amounted to $22.4 million. Pro forma cash, including cash on the balance sheet at June 30, 2020 and the net proceeds from the recent financing, is approximately $43.9 million.

Khoso Baluch, CorMedix CEO commented, “We have made significant progress on our goal of bringing Defencath to the U.S. market as a catheter lock solution for hemodialysis. We were pleased to announce the completion of our rolling submission for Defencath last month and look forward to providing updates on the acceptance for filing from FDA. Despite the turbulence in the markets, we were excited to complete an institutional financing and broaden our investment banking relationships while doing so. We also are making necessary preparations for the launch of Defencath in the U.S. hemodialysis market, following FDA approval. We believe we have the team, the focus, and a therapy that will meaningfully improve patient outcomes and are excited about the opportunities in front of us.”

Second Quarter and Six Month 2020 Financial Highlights

For the second quarter 2020, CorMedix recorded a net loss of $3.8 million, or $0.14 per share, compared with a net loss of $0.7 million, or $0.03 per share, in the second quarter of 2019, an increase of $3.1 million. The higher net loss recognized in 2020 compared with 2019 was due to increased expenses related to our preparations for Defencath’s commercial launch. We recorded significant increases in both R&D and SG&A expenses. We recognized a tax benefit of $5.2 million in 2020 from the sale of our NJ Net Operating Losses compared with a $5.1 million benefit recorded in 2019.

Operating expenses in the second quarter of 2020 increased approximately 61% to $8.9 million, compared with $5.6 million in the second quarter of 2019. R&D expense increased approximately 91% to $5.7 million from $3.0 million, mainly due to a $3.4 million purchase of raw material that will be used in the production of Defencath for sale in the U.S. upon receipt of FDA marketing approval, partially offset by a 12% decrease in other R&D expenses. SG&A expense increased approximately 26% to $3.2 million compared with $2.6 million in the second quarter of 2019. Higher staffing, marketing and insurance expenses were primarily responsible for the increase, partially offset by reductions in several areas, particularly legal and accounting fees.

For the six months ended June 30, 2020, CorMedix recorded a net loss of $9.3 million, or $0.36 per share, compared with a net loss of $5.9 million, or $0.25 per share, in the first half of 2019, an increase of $3.4 million. Operating expenses in the first half of 2020 were $14.6 million, compared to $10.4 million in the first half of 2019, an increase of approximately 40%. This increase was due primarily to the raw material purchase in 2nd quarter and higher SG&A expenses throughout the organization.

Total cash on hand and short-term investments as of June 30, 2020 was $22.4 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at June 30, 2020, it has sufficient resources to fund operations at least twelve months after the filing date of its report on Form 10-Q, after taking into consideration the approximately $21.5 million in net proceeds from the equity financing that closed in July 2020.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 10, 2020, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	877-423-9813
International:	201-698-8573
Conference ID:	13707638
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Defencath has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Defencath development path, including whether a second Phase 3 clinical trial for Defencath’s marketing approval will be required; the resources needed to secure approval of the new drug application for Defencath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Net sales	$16,443	$35,266	$90,498	$198,958
Cost of sales	(19,184)	(21,128)	(67,701)	(248,083)
Gross profit (loss)	(2,741)	14,138	22,797	(49,125)
Operating Expenses:
Research and development	(5,685,292)	(2,979,907)	(8,157,408)	(5,854,903)
Selling, general and administrative	(3,232,576)	(2,571,587)	(6,397,747)	(4,556,509)
Total Operating Expenses	(8,917,868)	(5,551,494)	(14,555,155)	(10,411,412)
Loss From Operations	(8,920,609)	(5,537,356)	(14,532,358)	(10,460,537)
Other Income (Expense):
Interest income	38,603	95,964	102,282	154,785
Foreign exchange transaction gain (loss)	(55,985)	(8,808)	(59,206)	(10,285)
Interest expense, including amortization of debt discount	(13,828)	(306,736)	(20,104)	(608,783)
Total Other Income (Expense)	(31,210)	(219,580)	22,972	(464,283)

Loss before income taxes	(8,951,819)	(5,756,936)	(14,509,386)	(10,924,820)
Tax benefit	5,169,395	5,060,778	5,169,395	5,060,778
Net Loss	(3,782,424)	(696,158)	(9,339,991)	(5,864,042)
Other Comprehensive Income (Loss):
Unrealized gain from investments	13,853	8,846	8,221	7,839
Foreign currency translation gain (loss)	1,001	285	112	(21)
Total Other Comprehensive Income (Loss)	14,854	9,131	8,333	7,818
Comprehensive Loss	$(3,767,570)	$(687,027)	$(9,331,658)	$(5,856,224)
Net Loss Per Common Share – Basic and Diluted	$(0.14)	$(0.03)	$(0.36)	$(0.25)
Weighted Average Common Shares Outstanding – Basic and Diluted	26,143,360	23,825,773	26,101,493	23,451,988

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and restricted cash	$16,669,127	$16,525,187
Short-term investments	$5,948,034	$11,984,157
Total Assets	$24,237,239	$29,475,910
Total Liabilities	$5,715,769	$5,829,650
Accumulated deficit	$(204,761,163)	$(195,421,172)
Total Stockholders’ Equity	$18,521,470	$23,646,260

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

	Six Month Periods Ended June 30,
	2020	2019

Cash Flows from Operating Activities:
Net loss	$(9,339,991)	$(5,864,042)
Net cash used in operating activities	(8,721,295)	(7,203,015)
Cash Flows from Investing Activities:
Net cash provided by (used in) investing activities	6,030,389	(11,839,528)

Cash Flows from Financing Activities:
Proceeds from sale of common stock from at-the-market program	2,469,937	15,234,529
Proceeds from exercise of warrants	411,751	634,062
Proceeds from exercise of stock options	-	112,766
Payment of financing fees	(47,024)	-
Net cash provided by financing activities	2,834,664	15,981,357
Net Increase (Decrease) in Cash	143,940	(3,061,940)
Cash - Beginning of Period	16,525,187	17,795,323
Cash - End of Period	$16,669,127	$14,733,383

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